UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2019

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5201 Congress Avenue, Suite 100B, Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2019 the Board of Directors of Cross Country Healthcare, Inc. (“Cross Country” or the “Company”) appointed Kevin Clark as President and Chief Executive Officer and a director of Cross Country Healthcare, Inc.
Mr. Clark, age 58, served as Chairman and Chief Executive Officer of Talivity, Inc., a provider of staffing, marketing and technology services, from 2015 to 2018.  Prior to that he served as Chairman and Chief Executive Officer of OGH, LLC, a healthcare staffing, technology and workforce solutions company, from 2002 to 2015, and as the Chairman and Chief Executive Officer of Pinnacor from 1999 to 2001, a provider of content and financial software application services.  From 1996 to 1998, Mr. Clark served as Chairman and Chief Executive Officer of Poppe Tyson, Inc, a global digital marketing agency, and from 1986 to 1994 he served as the Chairman and Chief Executive Officer of Cross Country, Inc., a healthcare staffing company, which he co-founded.
On January 16, 2019 Cross Country entered into an Employment Agreement (the “Agreement”) with Mr. Clark with an initial term expiring on December 31, 2021, subject to automatic renewal for successive one year terms unless prior to the end of the initial term or any renewal term either party has given at least 90 days prior written notice of the intention not to renew the Agreement.  The Agreement provides for an annual base salary of $825,000 (the “Base Salary”).  The Base Salary will be reviewed on an annual basis by the Board of Directors or the Compensation Committee of the Board of Directors which will consider in its sole discretion whether to increase the Base Salary.  For each calendar year during the term, Mr. Clark will be eligible to participate in the Company’s annual bonus plan with a target bonus of 180% of Base Salary, based on achieving performance goals to be established by the Compensation Committee.  In addition, for each calendar year during the term, Mr. Clark will be eligible to participate in the Company’s long term incentive plan and receive awards valued at 275% of Base Salary.  Such awards will be upon terms and conditions determined by the Compensation Committee.  Mr. Clark is also eligible to participate in all other benefit plans and fringe benefit arrangements available to the Company’s senior executives.
If Mr. Clark’s employment is terminated by the Company without cause (as defined in the Agreement) or if Mr. Clark terminates his employment for good reason (as defined in the Agreement) he will be entitled to a severance payment equal to the sum of (i) two years Base Salary plus (ii) an amount equal to two times the bonus Mr. Clark would have earned during the year in which such termination occurs (such amount to be determined by the Compensation Committee).  In addition, all benefits shall continue for a period of two years and all unvested stock appreciation rights, performance stock awards, stock options or other equity awards shall immediately vest.
If Mr. Clark’s employment is terminated because the Company has given Mr. Clark notice of non-renewal he will be entitled to a non-renewal payment equal to 18 months Base Salary.
During Mr. Clark’s employment and for a period of two years thereafter, Mr. Clark may not compete with the Company in any jurisdiction in which the Company’s business is conducted nor may he intentionally interfere with the Company’s relationship with any of its suppliers, customers or employees.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 and is herein incorporated into this Current Report on Form 8-K by reference.
On January 15, 2019 William J. Grubbs retired from his position as President and Chief Executive Officer of the Company and resigned as a Director.

Item 8.01   Other Events.
On January 16, 2019 the Company issued a press release announcing the appointment of Kevin Clark as President and Chief Executive Officer and as a Director and the retirement of William J. Grubbs.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.
(d) Exhibits
Exhibit	Description
10.1	Employment Agreement dated January 16, 2019 by and between Cross Country Healthcare, Inc. and Kevin Clark
99.1	Press Release issued by the Company on January 16, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
CROSS COUNTRY HEALTHCARE, INC.

		By:	/s/ Christopher R. Pizzi
Christopher R. Pizzi
Dated:	January 16, 2019		SVP & Chief Financial Officer